Exhibit 10.25

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the “Agreement”) is dated as of July 31, 2006 and entered into by and between HITTITE MICROWAVE CORPORATION (the “Borrower”), a Delaware corporation with a principal place of business at 20 Alpha Road, Chelmsford, Massachusetts 01824 and CITIZENS BANK OF MASSACHUSETTS (together with its successors and assigns the “Bank”), a Massachusetts bank with a principal place of business at 28 State Street, Boston, Massachusetts 02109.

WHEREAS, on September 30, 2001, the Bank extended to the Borrower (i) a revolving line of credit facility in the amount of Four Million ($4,000,000.00) Dollars and (ii) an equipment line of credit in the amount of Four Million ($4,000,000.00) Dollars pursuant to an Equipment and Commercial Revolving Line of Credit Agreement dated as of September 30, 2001, which agreement was amended by various amendments, including by a First Amendment to Equipment and Commercial Revolving Line of Credit Agreement and Ratification of Loan Documents dated as of June 25, 2003 (collectively the “Original Credit Agreement”); and

WHEREAS, in July 2005, the Borrower completed a public offering of its common stock, and, as consequence thereof and its current business plans, the Borrower has requested that the Bank increase the availability under the revolving line of credit facility to Thirty Million ($30,000,000.00) Dollars on an unsecured basis, with a maturity date of July 31, 2007, with the equipment line of credit to be eliminated, and, subject to the terms and conditions hereof, the parties have agreed to amend and restate the Original Credit Agreement and amend and restate the revolving credit note executed in connection therewith;

NOW THEREFORE, the parties hereto hereby amend and restate the Original Credit Agreement as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Affiliate” or “Affiliates” means a person or entity which is a parent, subsidiary or brother/sister corporation of or a person or entity who or which owns or holds a significant ownership interest in or in which a significant ownership interest is owned or held by, the Borrower, or is, directly or indirectly, controlled by, or is under common control with, the Borrower.

“Capital Leases” means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets.

“Commitment” means the Bank’s obligation to make Loans to the Borrower pursuant to Section 2.01 in the amount referred to therein.

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dividends” means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or other owner withdrawals with respect to Borrower’s shares of stock, whether now or hereafter outstanding and includes any purchase, redemption or other retirement of any shares of the Borrower’s stock, directly or indirectly through a Subsidiary of the Borrower or otherwise and includes return of capital by the Borrower to its shareholders.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“GAAP” or “Generally Accepted Accounting Principles” shall mean generally accepted accounting principles as defined by controlling pronouncements of the Financial Accounting Standards Board, as amended or supplemented from time to time.

“Indebtedness” means, as to any Person, all obligations, contingent or otherwise, that in accordance with GAAP should be classified as liabilities upon such Person’s balance sheet or to which reference should be made by footnotes thereto, but in any event including (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under any Capital Leases, as such term is defined by the Financial Accounting Standards Board; (3) current liabilities in respect of unfunded vested benefits under any Plan as defined in the Employee Retirement Income Security Act of 1974; (4) obligations under letters of credit issued for the account of any Person; (5) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, but not including any intellectual property related indemnification obligations to customers; and (6) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“LIBOR Rate Loan(s)” - means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

“Loan or Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the    Revolving Credit Note, and all other related documents and instruments executed and delivered by Borrower to the Bank and all of even date herewith, and all extensions and modifications thereof, and all amendments and supplements thereto.

“Maturity Date” means July 31, 2007, unless extended as provided hereafter.  Upon request of the Borrower, the Bank may extend the term of the Revolving Credit in its sole discretion as to whether to grant any such extension and the failure of the Bank to do so shall be based solely on such reasons as the Bank deems proper.

“Note” shall mean the Revolving Credit Note as defined in Section 2.01.

“Obligations” means all the Borrower’s Indebtedness to the Bank and all of the Borrower’s other liabilities to the Bank of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how such Indebtedness or liability arises or by what agreement or instrument it may be evidenced, or whether evidenced by any agreement or instrument, including, but not limited, to the Loans, any other Indebtedness or liability of the Borrower under this Agreement or any other Loan Document or under any other financing agreement between the Bank and the Borrower, including the obligation to reimburse the Bank for any draws under letters of credit issued or to be issued for the account of the Borrower, and all amounts owing by the Borrower to the Bank by reason of purchases made by the Borrower and financed by the Bank which amounts, whether or not matured and whether or not disputed, may be charged to the Borrower’s account hereunder, with or without prior notice to the Borrower, and all obligations of the Borrower to the Bank to perform acts or refrain from taking any action. Without limiting the generality of the foregoing, the term “Obligations” shall also include all liabilities of the Borrower under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates (“Hedging Contracts”).

“Other Bank Documents” shall have the meaning assigned to such term in Section 8.01.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Prime Rate” shall mean the rate of interest announced by Bank from time to time as the Citizens Bank Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank. The rate of interest payable hereunder shall be changed effective as of that day on which a change in the Prime Rate becomes effective.  In the event the Bank ceases to publish a Prime Rate, then the term Prime Rate shall mean the Bank’s prime rate or then announced base rate, which in each case most closely approximates the Prime Rate.  Interest will be computed on the basis of a 360-day year for the actual number of days elapsed.

“Prime Rate Loans” - means when used in the singular any Loan on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such Loans. Prime Rate Loans will bear interest at a rate equal to the Prime Rate, as defined above.

“Revolving Credit” shall have the meaning assigned to such term in Section 2.01.

“Subordinated Debt” means all indebtedness of the Borrower to shareholders of the Borrower which has been subordinated to the Obligations by subordination agreements prepared by or otherwise approved by the Bank in writing.

“Subsidiary” or “Subsidiaries” means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

Section 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, except interim financial data may be subject to year-end adjustments.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

SECTION 2.01.  Revolving Credit.  The Bank shall, from time to time, prior to the Maturity Date, make loans (the “Revolving Credit”) to the Borrower under and pursuant to the terms of the Revolving Credit Note of even date (as amended, modified, substituted or replaced, from time to time, the “Note”), as it may be extended or renewed, substituted or replaced, in an aggregate amount not to exceed Thirty Million ($30,000,000.00) Dollars (the “Revolving Credit Limit”). The loans made pursuant to this section shall be known as the “Loan” or “Loans”, as the context requires or permits.

SECTION 2.02.  Interest.    Interest will be payable monthly in accordance with the Note. Interest shall be calculated on a 360 day year for the actual days elapsed.

Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid at a rate equal to four (4%) percentage points greater than the rate which would otherwise be applicable (the “Default Rate”).

SECTION 2.03.  Prepayment.  The Borrower shall have the right to prepay the Loans to the extent provided in the Note. Prior to an Event of Default, all such prepayment amounts made shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.  After an Event of Default, the Bank may apply such payments in such order as it deems appropriate.

SECTION 2.04. Automatic Payment; Due Date for Payments.  The Borrower hereby authorizes the Bank to automatically deduct from any of the Borrower’s primary operating accounts maintained with the Bank any amount due under this Credit Agreement (“Automatic Payments”).  If the funds in said account are insufficient to advance funds to cover any payment, Bank shall not be obligated to advance funds to cover the payment.  At any time and for any reason, Borrower or Bank may voluntarily terminate such Automatic Payments.  Whenever any payment to be made under this Credit Agreement shall be stated to be due on a day other than a Business Day, such payment shall be due on the first Business Day thereafter and any such extension of time shall in such case be included in the computation of the payment of accrued interest.

SECTION 2.05.  Late Charge Fee.  If a regularly scheduled payment is fifteen (15) days or more late, Borrower will be charged 5.0% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

SECTION 2.06.   Notices.

(a)  Advances. With regard to Prime Rate Loans, when the Borrower desires to borrow hereunder, it shall give the Bank one (1) Business Day’s written notice specifying the date of the proposed borrowing and the amount to be borrowed.  With regard to LIBOR Rate Loans, by delivering a borrowing request to the Bank on or before 10:00 a.m., Boston time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two (2) nor more than five (5) Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00), with an Interest Period of one (1) month.  On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. Boston time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in the Borrower’s borrowing request. Notwithstanding any other provisions of this Agreement to the contrary, there shall be no more than three (3) LIBOR Rate Loans outstanding at any time.

(b)  Repayment, Continuation and Conversion of LIBOR Rate Loans. LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan.  By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., Boston time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all, or any portion in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00), of any LIBOR Rate Loan be continued on the last day of an Interest Period as LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any (1) Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a Prime Rate Loan. Notwithstanding any other provisions of this Agreement to the contrary, there shall be no more than three (3) LIBOR Rate Loans outstanding at any time.

SECTION 2.07.  Bank’s Reports.  After the end of each month, Bank may render to Borrower a statement regarding Borrower’s loan account under the Revolving Credit with Bank hereunder.  Each statement and the information contained therein shall be considered correct and to have been accepted by Borrower and, in the absence of manifest error, shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

SECTION 2.08.  Letters of Credit.  At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Revolving Credit Limit, shall issue letters of credit and/or acceptances from time to time for the account of the Borrower (hereinafter collectively “Letter(s) of Credit”).  The Letters of Credit shall be on terms mutually acceptable to Bank and the Borrower.  A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit.  In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of any Letter of Credit according to the fee schedule then in effect at Bank, plus transaction fees at Bank’s customary rates, and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.  For purposes of computing the Revolving Credit, all Letters of Credit and one hundred (100%) percent of acceptances shall be deemed to be Loans.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.  Condition Precedent to Initial Loan.  The agreement of the Bank to make the initial Loans (and all subsequent Loans) to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan each of the following in form and substance satisfactory to the Bank and its counsel:

(1)  Note.  The Note executed and delivered by the Borrower; and

(2)  Other Documents.  Such other and further documents, agreements and instruments as the Bank or Bank’s counsel deems appropriate or necessary, including, without limitation, a Secretary’s Certificate attesting to the authority of the person executing and delivering this Agreement to the Bank and an authority, due execution and enforceability opinion of Borrower’s counsel.

SECTION 3.02.  Conditions Precedent to All Loans.  The agreement of the Bank to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

(1)                                  The following statements shall be true and upon request by the Bank, the Bank shall have received a certificate signed by duly authorized officers of the Borrower, dated the date of such Loan, stating that:

(a)             The Borrower’s representations and warranties contained in Article IV of this Agreement and the other Loan Documents are correct on and as of the date of such Loan as though made on and as of such date;

(b)            No Default or Event of Default has occurred and is continuing, or would result from such Loan or other event that has occurred; and

(c)             There has been no material adverse change in the assets, liabilities, financial condition or business of the Borrower since the date of its financial statements most recently delivered to the Bank.

(2)                                  The Bank shall have received such other approvals, opinions, assurances or documents as the Bank may reasonably request from the Borrower.

ARTICLE IV

REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to the Bank that:

SECTION 4.01.  Incorporation, Good Standing, and Due Qualification.  The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of State of Delaware, has the corporate power and authority to own its assets and to transact the businesses in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where failure to be qualified would not have a material adverse effect on the Borrower’s business or operations.

SECTION 4.02.  Corporate Power and Authority.  The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation’s charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such corporation, except as provided in this Agreement; or (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease, or instrument.

SECTION 4.03.  Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 4.04.  Financial Statements of the Borrower.  The financial statements of the Borrower for the fiscal year most recently ended and the accompanying footnotes, and the interim balance sheet and the related statements of income and retained earnings for the most recently ended quarter, of which copies have been furnished to the Bank, fairly present in all material respects the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since the date of the most recent balance sheet included in such financial statements, there has been no material adverse change in the financial condition, business, or operations of the Borrower.  There are no liabilities of the Borrower, fixed or contingent, required by GAAP to be reflected in the financial statements or in the notes thereto which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business.  No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement when taken as a whole contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

SECTION 4.05.  Other Agreements.  The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party.  The Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

SECTION 4.06.  Litigation.  There is no pending or, to the Borrower’s knowledge, threatened, action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform each of its obligations under the Loan Documents.

SECTION 4.07.  No Defaults on Outstanding Judgments or Orders.  The Borrower has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

SECTION 4.08.  Ownership and Liens.  The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected and the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its interests are subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

SECTION 4.09.  Subsidiaries and Ownership of Stock.  The  subsidiaries of the Borrower are as set forth on Schedule 4.09. Except for said subsidiaries, the Borrower has no investments in the stock or securities of any other corporation, firm, trust or other entity. The Borrower will promptly give the Bank notice of the formation or acquisition of any additional subsidiaries

SECTION 4.10.  Operation of Business.  The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially now as conducted and as currently proposed to be conducted, and to the Borrower’s knowledge the Borrower is not in violation of any rights of others with respect to any of the foregoing.

SECTION 4.11.  Taxes.  The Borrower has filed all material income tax returns, excise tax returns and other tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies shown thereon to be due, including interest and penalties.  To the best of Borrower’s knowledge, no audit or investigation is currently being conducted with regard to any tax return or tax obligation of the Borrower other than an audit by the Massachusetts Department of Revenue. The Bank acknowledges that the Borrower has disclosed that it has been advised that by the Internal Revenue Service that it can expect to be audited approximately every two years.

SECTION 4.12.  ERISA.  No employee pension benefit plan or other plan (within the meaning of Section 3(2) of the Employees Retirement Income Security Act of 1974, as amended (“ERISA”))

which is or was sponsored at any time since June 30, 1984, by the Borrower or any member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1954, as amended (the “Code”), or any member of a group of commonly controlled trades or businesses (whether or not incorporated) within the meaning of Section 414(c) of the Code of which the Borrower is a member (“Plan”): (i) has incurred an “accumulated funding deficiency” (within the meaning of Section 302(a)(2) of ERISA) or which could result in a liability of Borrower (which liability could materially affect the financial condition of the Borrower) under Section 409 of ERISA or Section 4975 of the Code or pursuant to any agreement or statute with respect to liabilities incurred by any person under such sections.  No material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to a Plan, or to any participant in or beneficiary of a Plan has been or, to the present knowledge of Borrower, is expected to be incurred with respect to any Plan by the Borrower and there has been no event or condition which presents a risk of termination of any Plan by PBGC.

SECTION 4.13.  Hazardous Material.  Neither the Borrower nor any person for whose conduct the Borrower is legally responsible has ever:

(a)    owned, occupied, or operated a site or vessel on which any hazardous materials or oil was or is stored, transported, or disposed of (the terms “site”, “vessel”, and “hazardous materials or oil” as used in this Agreement shall be deemed to have the meanings given those terms in M.G.L. C. 21E), except in compliance with all laws, ordinances and regulations pertaining thereto; or

(b)    directly or indirectly transported, or arranged for the transport of any hazardous materials or oil, except in compliance with all laws, ordinances and regulations pertaining thereto; or

(c)    caused or been legally responsible for any release or threat of release of any hazardous materials or oil; or

(d)    received notification from any federal, state, or other governmental authority of any potential or known release or threat of release of any hazardous material or oil from any site or vessel owned, occupied, or operated by the Borrower or any person for whose conduct the Borrower is responsible, and/or of the incurrence of any expense or loss by such governmental entity as a result thereof.

SECTION 4.14.  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower.

SECTION 4.15.  Compliance.  The Borrower has not violated, nor is the Borrower in violation of, any applicable law or regulation, which violation would have a material and adverse effect on the business or operations of the Borrower or any order, judgment, or decree.  The Borrower is not subject to any order, judgment, rule, regulation, or decree of any court or governmental authority, which materially and adversely affects its business, properties, assets or financial condition.  Neither the execution and delivery by the Borrower nor the compliance by Borrower with the terms and conditions of this Agreement, or any Loan Document to which the Borrower is a party, conflicts or will conflict with constitutes or will constitute a default under, or results or will result in any violation if, the charter documents or By-laws of the Borrower, any award of any arbitrator, any law, any order, judgment, rule, regulation or decree of any court or governmental authority, or any agreement or instrument to which the Borrower is a party or any of its property is subject; nor does the same result nor will it result in the creation of imposition of any Lien upon any of its property except the Liens created by this Agreement or any other Loan Document.

SECTION 4.16.  Officers and Directors.  The officers and directors of the Borrower are as set forth on Schedule 4.16 annexed hereto and upon any changes or additions, the Borrower will promptly notify the Bank in writing.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any obligations evidenced by the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will:

SECTION 5.01.  Maintenance of Existence.  Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to be so qualified would have a material adverse effect on the Borrower’s business or operations.

SECTION 5.02.  Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower, including complete records of all accounts (as defined in the Massachusetts Uniform Commercial Code) of the Borrower.

SECTION 5.03.  Maintenance of Properties/Franchises.  Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.  Borrower shall maintain in full force and effect all rights, franchises, patents, licenses, permits and privileges necessary for the proper conduct of its business.

SECTION 5.04.  Conduct of Business.  Continue, and cause each Subsidiary and Affiliate to continue, to engage in a business of the same general type as conducted by it on the date of this Agreement.

SECTION 5.05.  Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

SECTION 5.06.  Compliance With Laws. Comply in all material respects with applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, noncompliance with which would have a material and adverse effect on the business and operations of the Borrower.

SECTION 5.07.  Right of Inspection.  At any reasonable time and from time to time, upon at least three business days’ notice to the Borrower (or one day after an Event of Default, while such Event of Default is continuing), permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary or Affiliate, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary or Affiliate with any of their respective officers and directors and the Borrower’s or an Affiliate’s independent accountants. In addition to the foregoing, from time to time, as deemed necessary by the Bank, in the Bank’s discretion, field examinations by the Bank’s auditors may be conducted, and the actual, reasonable costs and expenses of such field examinations shall be borne by the Borrower; provided, however, prior to an Event of Default, the Borrower shall not be required to pay for more than one field examination in any calendar year. After an Event of Default, the Bank may conduct such field examinations at such frequency as the Bank, in its reasonable discretion, deems necessary or appropriate with the Borrower to pay for all actual, reasonable costs and expenses of all such field examinations.

SECTION 5.08.  Reporting Requirements.   The Borrower agrees to furnish to the Bank the financial information set forth on Schedule 5.08 attached hereto in accordance with the procedures set forth in said Schedule 5.08.

SECTION 5.09.  Deferred Compensation Payments.  Pay or cause to be paid when due all amounts necessary to fund in accordance with their terms all such deferred compensation plans, whether now in existence or hereafter created, and the Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to, any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

SECTION 5.10.  Additional Documents.  From time to time, execute and deliver to the Bank all such other and further instruments or documents and take or cause to be taken all such other and further action as the Bank may reasonably request in order to effect and confirm or vest more securely in the Bank all rights contemplated in this Agreement.

SECTION 5.11.  Use of Proceeds.  The proceeds of the Revolving Credit are to be used only for general corporate purposes of the Borrower, including, without limitation, to fund acquisitions, subject to the other provisions of this Agreement, including, without limitation, Section 6.02.

SECTION 5.13.  Bank Accounts.  During the period any Loan is outstanding, the Borrower shall maintain all primary bank and operating accounts (including checking accounts) with the Bank.

ARTICLE VI

NEGATIVE COVENANTS

So long as any obligations evidenced by the Note, shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower will not:

SECTION 6.01.  Liens.  Create, incur, assume, or suffer to exist, or permit any Subsidiary or Affiliate to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(1)            Liens in favor of the Bank;

(2)            Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(3)            Purchase money security interests in equipment financed by vendors, provided that the aggregate of all purchase money financings shall not exceed Two Million ($2,000,000.00) Dollars;

(4)            Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgments or awards to the extent such judgments or awards are otherwise permitted hereunder;

(5)            Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the owner or lessee;

(6)            Liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings satisfactory to the Bank; and

(7)            Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented.

SECTION 6.02.  Mergers, Acquisitions, Etc. Without the Consent of the Bank.  Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or, subject to the following sentence, acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary or Affiliate to do so, except that (1) any Subsidiary or Affiliate may merge into or transfer assets to the Borrower, and (2) any Subsidiary or Affiliate may merge into or consolidate with or transfer assets to any other Subsidiary or Affiliate. The Borrower may acquire all or substantially all of the assets or the business of any other Person, or permit any Subsidiary or Affiliate to do so, provided that (i) (a) the transaction contemplated is consensual with the management and shareholders of the seller of the assets or business and (b) the business being acquired is in the same line of business as the Borrower; and (ii) Borrower shall have provided to the Bank a certificate of compliance in form and substance satisfactory to the Bank, demonstrating to the Bank’s reasonable satisfaction that the Borrower is in compliance with the financial covenants set forth herein, measured over the most recently ended four fiscal quarter period and, on a pro-forma basis, that the Borrower will be in compliance over the four fiscal quarter period beginning with the quarter in which the closing of the proposed transaction shall occur.

SECTION 6.03.  Additional Indebtedness. Except (1) for indebtedness secured by the liens permitted under Section 6.01; and  (2) indebtedness to vendors arising from Capital Leases and/or purchase money security interests of the Borrower representing obligations permitted to be incurred by the terms of this Agreement and incurred in the ordinary course of business and consistent with past practices not to exceed Three Million ($3,000,000.00) Dollars in the aggregate, issue evidence of Indebtedness or create, assume, become contingently liable for, or suffer to exist Indebtedness in addition to indebtedness to the Bank in excess of Ten Million ($10,000,000.00) Dollars (inclusive of any indebtedness described in the preceding items (1) and (2)); provided that the foregoing restriction shall not apply to the Borrower’s incurrence of trade payables in the ordinary course of the Borrower’s business.

SECTION 6.04.  Security Interests/ Negative Pledge Agreements.  Notwithstanding anything to the contrary contained herein, grant to any party, other than the Bank, a security interest in any assets of the Borrower, and/or any Affiliate or Subsidiary, except as permitted in Section 6.01. Additionally, the Borrower shall not enter into any negative pledge agreements with any Person whereby the Borrower agrees not to grant further security interests or liens to the Bank.

SECTION 6.05.  Guaranties, Etc.  Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties of Subsidiaries’ ordinary course of business obligations, guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 6.06.  Transaction With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate or Subsidiary, or permit any Subsidiary or Affiliate to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate or Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s or Affiliate’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary or Affiliate than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate or Subsidiary.

SECTION 6.07. Dividends.  Declare or pay any Dividends to shareholders; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; except that the Borrower may declare and deliver dividends and make distributions (1) payable solely in common stock of the Borrower; and (2) such other Dividends as the Borrower deems appropriate provided that  (i) no Default has occurred and (ii) the payment of any such dividend or distribution will not result in the violation of any covenant, including, financial covenant, set forth herein, with such covenants measured immediately after the proposed effect of the dividend or distribution.

SECTION 6.08.  Change of Name or Location.  Change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its state of organization, chief executive office, places of business or the present locations of its assets or records relating thereto from those address (es) hereinabove set forth.

SECTION 6.11.  Fundamental Changes. The Borrower shall not (i) become a party to any merger, amalgamation or consolidation except as permitted by Section 6.02 or (ii) make any material change in its business objectives, purposes and operations and shall not without 30 days’ prior written notice to the Bank change its name.

ARTICLE VII

FINANCIAL COVENANTS

SECTION 7.01.  Total Funded Debt to EBITDA.  Borrower shall maintain a ratio of (i) Total Funded Debt to (ii) EBITDA not greater than 1.0 to 1.

For purposes of this Agreement, (i) the term “Total Funded Debt” shall mean the sum of (i) the aggregate amount of the Loans outstanding on such date, plus (ii) the stated amount of Letters of Credit outstanding on such date, plus (iii) all principal obligations arising under Capital Leases in effect on such date required to be capitalized in accordance with GAAP, plus (iv) all amounts guaranteed by the Borrower pursuant to guarantees and all Indebtedness for borrowed money of the Borrower outstanding on such date; and (ii) the term “EBITDA” shall mean earnings from operations before interest and taxes, plus depreciation, amortization of goodwill and non-recurring items and shall be calculated on a trailing twelve (12) month basis.

SECTION 7.02.  Minimum Working Capital.  Borrower shall maintain minimum Working Capital of at least Twenty-Five Million ($25,000,000.00) Dollars. For purposes of this Agreement, the term “Working Capital” shall mean total current assets minus total current liabilities.

SECTION 7.03. Measurements. The foregoing requirements shall be measured in accordance with GAAP and shall be measured quarterly with the financial statements required to be delivered pursuant to Sections 1 and 2 of Schedule 5.08.

ARTICLE VIII

EVENTS OF DEFAULT/ RIGHTS AND REMEDIES UPON DEFAULT.

SECTION 8.01.  Events of Default.

Upon the occurrence of any one or more of the following events (herein, each an “Event of Default”), Bank may decline to make any or all further loans hereunder or under any other agreements with Borrower, and any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank upon notice and demand:

(i)               The failure of the Borrower to pay the principal of, or interest on, any promissory note now or hereafter executed and delivered by the Borrower to the Bank within five (5) days of when due;

(ii)            Any representation or warranty made or deemed made by the Borrower in this Agreement, by the Borrower in any of the Loan Documents, or in connection with any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(iii)         The Borrower shall fail to perform or observe any material term, covenant, or agreement contained in any Loan Document (other than payments of any promissory note) and shall fail to cure within fifteen (15) days of written notice;

(iv)        The Borrower shall (a) fail to pay any material indebtedness for borrowed money (other than the Note) of such party, or a subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), (whether or not related to this transaction or owed to the Bank or another person) or (b) fail to perform or observe any material term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed and such failure continues beyond any applicable grace period, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, if such failure to perform or observe has not been waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof. For purposes of this subsection material indebtedness shall be deemed to mean indebtedness in excess of $25,000.00;

(v)           The Borrower (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days;

(vi)        One or more final judgments, decrees, or orders for the payment of money shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of ten (10) days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(vii)     The service of any process on the Bank seeking to attach by trustee process any assets of the Borrower held by the Bank;

(viii)  The Borrower shall fail to perform or observe any material term, covenant or agreement contained in documents evidencing or securing any and all other Obligations, whether now existing or made hereafter, of the Borrower, whether as maker, guarantor or endorser or otherwise, to the Bank that are not related to this Agreement or the Loans (all documents evidencing such obligations being the “Other Bank Documents”) and failure to cure within the applicable grace period, or, if no grace period is specified, then within ten (10) days of written notice;

(ix)          (a) Any levy, tax lien, seizure, attachment, execution or similar process shall be issued or levied against the Borrower or its property (other than final judgments) created by or resulting from any litigation or tax or legal proceeding, unless the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings satisfactory to the Bank or (b) the entry of any final judgment against Borrower, which judgment is not satisfied within thirty (30) days of its entry;

(x)             The Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or, if a corporation or partnership, merge or consolidate, or be merged or consolidated with or into any other corporation;

(x)             The Borrower moves its principal banking and/or borrowing relationship to a bank other than the Bank; or

(xi)          The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower and such event of circumstances could reasonably be expected to have a material adverse effect financial condition or business of the Borrower.

Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be canceled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise; provided, however, that notwithstanding the foregoing, if there shall occur an Event of Default under clause (v) above, then the Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.  The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower, whether individually or jointly with others and all other instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise.  Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at the Default Rate.

SECTION 8.02.  Cross-Default.  It is acknowledged and agreed that a default (a) hereunder shall also constitute a default under all Other Bank Documents and any and all loans from the Bank to the Borrower, whether or not related to this transaction and (b) under any of the Other Bank Documents (whether or not related to this transaction) shall also constitute a default hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Entire Agreement/ Amendments, Etc.  This Agreement and the documents referred to herein constitute the entire agreement of the parties and may not be amended orally.

No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given. This Agreement supersedes and replaces the Original Credit Agreement. The Bank acknowledges that the Security Agreement (All Assets) dated as of September 30, 2001 is hereby terminated.

SECTION 9.02.  Notices, Etc.  Unless otherwise specified herein, all notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower are a party shall be in writing and mailed via certified mail, return receipt requested, or by a national overnight courier company or hand delivered, if to the Borrower at 20 Alpha Road, Chelmsford, Massachusetts 01824, Attention: President, with a copy thereof to Foley Hoag LLP, 155 Seaport Blvd, Boston, Massachusetts 02210, Attention: Robert W. Sweet, Jr., Esquire,  and, if to the Bank, at its address at 28 State Street, 13th  Floor, Boston, Massachusetts 02109, Attention: Christopher J. Wickles, Vice President, with a copy thereof to Richard J. Levin, Esquire, Cumsky & Levin LLP,  6 University Road, Cambridge, Massachusetts 02138; and as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02.  All such notices and communication shall be effective when deposited in the mail, addressed as aforesaid, except that notices to the Bank shall not be effective until received by the Bank.

SECTION 9.03.  Consent.  The Borrower may take any action herein prohibited or omit to perform any act required to be performed by the Borrower if the Borrower shall obtain the Bank’s prior written consent to each such action, or omission to act.  No waiver on the Bank’s part on any one occasion shall be deemed a waiver on any other occasion.  The Bank shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the Bank.

SECTION 9.04.  No Waiver; Remedies/Jury Waiver.  No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise of any other right, power or remedy in the Loan Documents and all such rights, powers and remedies are cumulative and not exclusive of any remedies provided by law. The Bank shall not be required to have recourse to any collateral before enforcing its rights or remedies against the Borrower.  The Borrower hereby waives presentment and protest of any instrument and any notice thereof.

EACH OF THE BORROWER AND BANK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN WHICH IT MAY BE A PARTY, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT OR ANY LOAN DOCUMENT OR ANY OTHER TRANSACTION HEREUNDER OR BY REASON OF ANY OTHER CAUSE OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER BETWEEN THEM.

SECTION 9.05.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

SECTION 9.06.  Costs, Expenses, and Taxes.  Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to by payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.07.  Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured.  The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Bank under this Section 9.07 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof hereunder) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any third party acting in Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, shall constitute additional security for the Obligations and may be applied at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default, to any Obligations which are then owing, whether due or not due.  Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower to Bank, that any and all deposits maintained by Borrower with Bank are general accounts as to which no person or entity other than Borrower has any legal or equitable interest whatsoever.

SECTION 9.08.  Governing Law.  This Agreement and the Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

SECTION 9.09.  Severability of Provisions.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.10.  Headings.  Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

SECTION 9.11.  Termination.  This Agreement shall continue to be fully operative until all transactions entered into, rights hereunder or interest created or Obligations incurred have been fully disposed of, concluded or liquidated.

SECTION 9.12.   Authority.    The Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower of any officer identified in Schedule 4.18 or other persons, from time to time, holding the offices of President, Treasurer or Chief Financial Officer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

SECTION 9.13.  Third Party Purchaser.  The Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent or any consent by any guarantor, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to the Federal Reserve Bank or other government bodies authorized to make loans to banks (each, an “Assignee”) and, the Borrower agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Credit Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem reasonably necessary to effect the foregoing.  In addition, at the request of the Bank and any such Assignee and delivery of a reasonable lost note indemnity from the Bank or such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation reasonably required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Credit Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and Assignee, and the Bank shall be released from its obligation hereunder and thereunder to a corresponding extent.

SECTION 9.14.  Participation.  The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower (or any guarantor), to grant to one or more institutions or other persons (each a “Participant”) participating interests in the Bank’s obligations to lend hereunder and/or any or all of the loans held by the Bank hereunder.  In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder.  The Bank shall furnish any information concerning the Borrower in its possession from time to time to any prospective assignees and Participants, provided that the Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

SECTION 9.15.  Replacement Documents.  Upon receipt of a reasonable lost note indemnity from the Bank as to the loss, theft, destruction or mutilation of the Note or any other security document(s) which is not of public record, upon surrender and cancellation of such Note or other document(s), the Borrower will issue, in lieu thereof, a replacement note or other document(s) in the same principal amount thereof and otherwise of like tenor.

SECTION 9.16.  Federal Reserve.  The Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

SECTION 9.17.  Further Assurances.  Upon the Bank’s request, the Borrower shall perform all other steps requested by the Bank and execute and deliver such documents as the Bank reasonably requests to otherwise accomplish the intent of this Agreement.

SECTION 9.18.  Counterparts.  This Agreement may be executed in several counterparts and collectively, such counterparts shall be deemed to be one instrument.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written and shall take effect as a sealed instrument.

HITITTE MICROWAVE CORPORATION

By:	/s/ Stephen G. Daly
Name: Stephen G. Daly
Title: President and Chief Executive Officer

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Christopher J. Wickles
Christopher J. Wickles, Vice President

REVOLVING CREDIT NOTE

$30,000,000.00	BOSTON, MASSACHUSETTS
JULY 31, 2006

FOR VALUE RECEIVED, HITTITE MICROWAVE CORPORATION, a Delaware corporation, with a chief executive office and principal place of business at 20 Alpha Road, Chelmsford, Massachusetts 01824 (the “Borrower”) promises to pay to the order of

CITIZENS BANK OF MASSACHUSETTS
(together with its successors and assigns, the “Bank”)

at 28 State Street, Boston, Massachusetts 02109, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of THIRTY MILLION ($30,000,000.00), DOLLARS, or, if less, the aggregate of all funds advanced to the Borrower by the Bank under the Revolving Credit as defined in the Amended and Restated Credit Agreement dated of even date herewith between the Bank and the Borrower (as it may be amended, modified, substituted or replaced, the “Credit Agreement”), with interest only payable monthly in arrears at the rate hereinafter provided until paid in full, commencing on August 31, 2006 and on the same day of each succeeding month (except as expressly provided in Rider A with regard to certain LIBOR Rate Loans, as defined in Rider A), with the entire unpaid balance of principal and interest due on July 31, 2007 (the “Maturity Date”).

The Borrower promises to pay (a) interest monthly on the outstanding principal balance at the rate, elected by the Borrower prior to each advance, of either: (i) a variable rate of interest equal to the Prime Rate, as defined below (the “Variable Rate”); or (ii) a fixed rate of interest for each Interest Period of One Month equal to the LIBOR Rate (for such Interest Period) plus the Applicable Margin (as such terms are defined in Rider A attached hereto, entitled “Citizens Bank LIBOR Advantage Provisions”) (hereafter each advance bearing interest based on a LIBOR Rate  being a “LIBOR Rate Loan”); (b) all taxes levied or assessed upon said principal sum against any holder of this Note; and (c) all costs, including reasonable attorneys’ fees incurred in the collection, defense, preservation, enforcement or protection of this Note, in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect this Note or any security therefor.  All advances shall be due and payable on the earlier of acceleration or the Maturity Date.   Interest shall be calculated on the basis of thirty (30) day months and a year of 360 days for the actual number of days elapsed.

The “Prime Rate” shall mean the variable per annum rate of interest so designated from time to time by the Bank as the Citizens Bank Prime Rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  The rate of interest hereunder shall change simultaneously and automatically, without further notice, upon the Bank’s determination and designation from time to time of the Prime Rate.  The Bank’s determination and designation from time to time of the Prime Rate shall not in any way preclude the Bank from making loans to other borrowers at rates that are higher or lower than or different from the referenced rate.

After an Event of Default or the Maturity Date, interest on any and all balances due to the Bank shall accrue and be payable at four (4%) percent above the interest rate which would otherwise be in effect.

If any payment or installment to be made hereunder, whether interest, principal or both is fifteen (15) days or more late, Borrower will be charged 5.0% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

In the absence of an election by the Borrower of an interest rate as set forth above, at least three (3) Business Days prior to an advance, such advance shall accrue interest at the Variable Rate.

All LIBOR Rate Loans shall be subject to and further governed by the terms and conditions set forth in Rider A. In the event of a conflict between the terms hereof and Rider A, Rider A shall control.

This Note evidences borrowings under, and is entitled to the benefits of, and is subject to the provisions of, the Credit Agreement, which is incorporated herein by reference and which sets forth further terms and conditions (each an “Event of Default”) upon which the entire unpaid principal hereof and all interest hereon may become due and payable prior to the Maturity Date and generally as to further rights of the Bank and duties of the Borrower with respect hereto.  Upon (i) the Maturity Date, or (ii) at the option of the Bank, upon the happening of any Event of Default, all advances outstanding hereunder, together with accrued interest thereon, shall become immediately due and payable and any obligation of the Bank to make advances hereunder or under the Credit Agreement shall terminate without further demand or notice of any kind.  Failure to make demand upon the occurrence of an Event of Default shall not constitute a waiver of the right to make demand in the event of any subsequent default.

Principal amounts, or any part thereof, outstanding under this Note may be prepaid at any time without penalty or premium.

The Borrower represents to the Bank that the proceeds of this Note will not be used for personal, family, or household purposes.

Any and all deposits or other sums at any time credited by or due to the Borrower from the Bank, or any cash, securities, instruments, or other property of the Borrower in the possession of the Bank, or any of its banking or lending affiliates or any bank acting as a participant under any loan arrangement between the Bank and the Borrower, whether for safekeeping, or otherwise, or in transit to or from the Bank, or any of its banking or lending affiliates, or any such participant, or in the possession of any third party acting on the Bank’s behalf (regardless of the reason the Bank had received same or whether the Bank has conditionally released the same) shall at all times constitute security for any and all liabilities, obligations, and indebtedness of the Borrower to the Bank, and may be applied or set off against such liabilities, obligations, and indebtedness, at any time, whether or not such liabilities, obligations, and indebtedness are then due or whether or not other collateral is available to the Bank. After an Event of Default, while such Event of Default is continuing, the holder may apply or set off such deposits or other sums at any time whether or not the liability or obligation of the Borrower, endorser or guarantor is then due.  The provisions of this Paragraph are cumulative to, and not exclusive of, any other right that the holder has with respect to such deposits, sums, securities or other property under other agreements or applicable principles of law.  The holder shall have no duty to take steps to preserve rights against prior parties as to such securities or other property. TO THE EXTENT PROVIDED BY LAW, ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE INDEBTEDNESS EVIDENCED BY THE NOTE PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVED.

Except as expressly provided herein, the Borrower waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default or enforcement of this Note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and/or to the addition or release of any other party or person primarily or secondarily liable, generally waives all suretyship defenses and defenses in the nature thereof, and agrees to be bound by all the terms and conditions contained in this Note, the Credit Agreement and in any other loan document executed in connection herewith, and in all other instruments now or hereafter executed evidencing or governing all or any portion of the collateral for the Note and the obligations of the Borrower.

The Borrower will pay all costs and expenses of collection, including reasonable attorneys’ fees actually incurred or paid by the holder in enforcing this Note or the obligations hereby evidenced, to the extent permitted by law.

The Borrower shall indemnify, defend and hold the Bank harmless against any claim brought or threatened against the Bank by the Borrower or any other person (as well as from attorney’s reasonable fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower or any guarantor of the Borrower’s obligations, each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s selection, but at the expense of the Borrower.  The Borrower shall not be required to so indemnify the Bank against the Bank’s gross negligence and/or misconduct or for any claims brought by the Borrower against the Bank in which a final judgment is rendered in favor of the Borrower.

No delay or omission of the holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.  Acceptance by the holder of any payment after acceleration shall not be deemed a waiver of such acceleration.  A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

Time is of the essence of this Note.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Note, and the other provisions of this Note shall remain in full force and effect, and shall be construed in favor of holder.  Subject to the foregoing provisions of this paragraph, it is the express intention of Borrower and holder to conform strictly to any applicable usury laws.  Accordingly, all agreements between Borrower and holder, whether now existing or hereafter arising, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid or agreed to be paid to Bank or the holder of this Note for the use, forbearance or detention of the money loaned pursuant hereto or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document executed in connection herewith, exceed the maximum amount permissible under applicable law.  If, from any circumstance or contingency whatsoever, fulfillment of any provision hereof or of any other document executed in connection herewith, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance or contingency holder shall ever receive as interest or otherwise an amount which would exceed the maximum rate of interest permitted by applicable law, the amount of such excess shall be applied as of the date received by holder to a reduction of the indebtedness evidenced by this Note, and not to the payment of interest (and in such event the proper amount of interest payable shall be redetermined accordingly), and if such excessive interest exceeds such indebtedness, the amount of such excessive interest shall be refunded to Borrower together with any overpaid interest resulting from such redetermination.

THE BORROWER AND ALL ENDORSERS AND GUARANTORS HEREBY VOLUNTARILY, KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN CONNECTION WITH, RELATED TO OR ARISING FROM THIS NOTE, ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, OR UNDER ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, VERBAL OR WRITTEN OR ANY ACTION BY ANY PARTY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE.  THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ENTER INTO BANK’S LENDING RELATIONSHIP WITH THE BORROWER BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS PARAGRAPH.

This Note shall be deemed delivered to the Bank in Boston, Massachusetts and shall be governed by the laws of The Commonwealth of Massachusetts and shall take effect as a sealed instrument.

HITTITE MICROWAVE CORPORATION

/s/ William W. Boecke	By:	/s/ Stephen G. Daly
Witness		Name: Stephen G. Daly
Title: President and Chief Executive Officer

RIDER A

CITIZENS BANK LIBOR ADVANTAGE PROVISIONS

1.             Certain Definitions.

“Applicable Margin” means 1.0% per annum (100 basis points).

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

“Interest Period” means initially, the period commencing as of the date of this Note (the “Start Date”) and ending on the numerically corresponding date one (1) month later, and thereafter each one (1) month period ending on the day of such month that numerically corresponds to the Start Date.  If an Interest Period is to end in a month for which there is no day which numerically corresponds to the Interest Period will end on the last day of such month.

“Interest Payment Date” means initially, the ___ day of August 2006, and, thereafter, the numerically corresponding date of each month.  If a month does not contain a day that numerically corresponds to the date of the Interest Payment Date, the Interest Payment Day shall be last day of such month.

“LIBOR Rate” means relative to any Interest Period, the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period.  If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London interbank market (a “London Banking Day”), the LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Rate is unavailable and/or the Bank is unable to determine the LIBOR Rate for any Interest Period, the LIBOR Rate shall be deemed to be equal to the Bank’s Prime rate.

2.             Interest.

Interest Provisions.  Interest on the outstanding principal amount of the Note for all LIBOR Rate Loans shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.